Exhibit 12.1
RATIO OF EARNINGS TO FIXED CHARGES
     The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the Notes to those statements, incorporated by reference in this prospectus.

	For the Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges(1)	3.9x	3.4x	3.7x	6.3x	8.9x

(1)	For the purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” are defined as income before income taxes, interest in earnings of associates and minority interest plus “fixed charges” and dividends from associates, less capitalized interest. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of lease rentals.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended
	December 31,
	2010	2009	2008	2007	2006
		(millions except ratios)
Income before income taxes, equity in net income of associates and noncontrolling interest	$587	$522	$399	$554	$514
Add back fixed charges:
Total fixed charges	205	220	150	106	66
Dividends from associates	5	12	9	6	5
Less:
Capitalized interest	(1)	—	(1)	(2)	—

Income as adjusted	$796	$754	$557	$664	$585

Fixed charges
Interest expense	$166	$174	$105	$66	$38
Portions of rents representative of interest factor	39	46	45	40	28

Total fixed charges	$205	$220	$150	$106	$66

Ratio of earnings to fixed charges	3.9	3.4	3.7	6.3	8.9

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year ended
	December 31,
	2010	2009	2008	2007	2006
		(millions except ratios)
Income before income taxes, equity in net income of associates and noncontrolling interest	$587	$522	$399	$554	$514
Add back fixed charges:
Total fixed charges	205	220	150	106	66
Dividends from associates	5	12	9	6	5
Less:
Capitalized interest	(1)	—	(1)	(2)	—

Income as adjusted	$796	$754	$557	$664	$585

Fixed charges
Interest expense	$166	$174	$105	$66	$38
Portions of rents representative of interest factor	39	46	45	40	28

Total fixed charges	$205	$220	$150	$106	$66

Preferred stock dividends	—	—	—	—	—

Total fixed charges and preferred stock dividends	$205	$220	$150	$106	$66

Ratio of earnings to combined fixed charges and preferred stock dividends	3.9	3.4	3.7	6.3	8.9

(1)	For the purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” are defined as income before income taxes, interest in earnings of associates and minority interest plus “fixed charges” and dividends from associates, less capitalized interest. Fixed charges comprise interest paid and payable, including the amortization of interest, and an estimate of the interest expense element of lease rentals.